Exhibit 4.6

445, 708 - 11th Avenue S.W., Calgary, Alberta T2R 0E4 • Phone: (403) 266-4141 • Fax: (403) 266-4259

LETTER OF CONSENT

May 24, 2006

True Energy Trust

2300, 530 – 8th Avenue S.W.

Calgary, AB T2P 3S8

Re: Registration Statement on Form F-80

Ladies and Gentlemen:

We hereby consent to the reference to our firm name and the use of our report, which forms a part of the GLJ report, dated February 27, 2006, evaluating the reserves attributable to the properties of True Energy Trust and the estimated future cash flows from such reserves, effective December 31, 2005, incorporated by reference in the Information Circular of Shellbridge Oil & Gas Inc., filed as part of the Registration Statement on Form F-80 of True Energy Trust registering its Trust Units under the Securities Act of 1933, as amended.

Sincerely,

Chapman Petroleum Engineering Ltd.

/s/ C. W. Chapman

C. W. Chapman, P.Eng.,

President